Exhibit 21.1
Subsidiaries of Patheon N.V. (1)

Legal Name	Jurisdiction of Incorporation
JLL/Delta Dutch Holdco II B.V.	Netherlands
JLL/Delta Dutch Pledgeco B.V.	Netherlands
DPx Holdings B.V.	Netherlands
JLL/Delta Dutch Sub B.V.	Netherlands
Patheon Inc.	Canada
Patheon Calculus Merger LLC	Delaware
Patheon U.S. Holdings Inc.	Delaware
Patheon Pharmaceuticals Services Inc.	Delaware
Patheon Pharmaceuticals Inc.	Delaware
Patheon Banner U.S. Holdings Inc.	Delaware
Banner Pharmacaps Inc.	Delaware
Pharmacaps Mexicana SA de CV	Mexico
Patheon Puerto Rico, Inc.	Puerto Rico
Patheon Puerto Rico Acquisitions Corporation	Puerto Rico
CEPH International Corporation	Puerto Rico
Patheon KK	Japan
Patheon U.S. Holdings LLC	Delaware
Patheon Finance LLC	Delaware
Patheon Cooperatief U.A.	Netherlands
Patheon Softgels B.V.	Netherlands
Patheon B.V.	Netherlands
Patheon UK Limited	England
Patheon Holdings SAS	France
Patheon France SAS	France
Patheon International AG	Switzerland
Patheon Italia S.p.A.	Italy
Patheon Holdings II B.V.	Netherlands
Patheon Biologics Australia Pty Ltd	Australia
Patheon Biologics B.V.	Netherlands
DPx Fine Chemicals Regensburg GmbH	Germany
DPx Life Science Products International GmbH	Austria
DPx Fine Chemicals GmbH	Austria
DPx Fine Chemicals Austria GmbH & CoKG	Austria
DSM Pharma Chemicals Venlo B.V.	Netherlands
DPI Newco LLC	Delaware
REP GBP I-B Blocker, Inc.	Delaware
Patheon Biologics LLC	Delaware
Patheon Biologics (NJ) LLC	Delaware
Patheon Development Services Inc.	Delaware
Patheon API Services Inc.	South Carolina
Patheon API Manufacturing Inc.	South Carolina
Patheon Manufacturing Services LLC	Delaware
DSM Pharmaceutical Products, Inc.	Delaware
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(1) The subsidiaries listed above represent the registrant’s subsidiaries as of October 31, 2016